150203

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

BOXLIGHT CORPORATION

2. The original class or series of stock set forth:

SERIES C

3. By a resolution of the board of directors the original class or series is amended as follows:

See attached Exhibit A, "Certificate of Amendment to Certificate of Designation for Series C Preferred Stock"

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Michael Pope

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A to Certificate of Amendment to Certificate of Designation

BOXLIGHT CORPORATION

The undersigned, the Chief Executive Officer of Boxlight Corporation, a Nevada corporation (the "***Corporation***"), does hereby certify that, pursuant to Nevada Revised Statute 78.1955 and the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution amending the Certificate of Designation for Series C Preferred Stock (the "***Series C Certificate***") filed with the Nevada Secretary of State on September 28, 2020, was duly adopted on October 22, 2020.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Articles of Incorporation of the Corporation, as amended and restated on December 13, 2016, Section 10 of the Series C Certificate relating to compliance with Nasdaq rule is amended to read in its entirety as follows:

> 10. Compliance with Nasdaq Rule. In the event that the aggregate number of Conversion Shares into which all shares of Series C Preferred Stock and all shares of Series B Preferred Stock issued pursuant to the Purchase Agreement may be converted shall equal or exceed twenty (20%) percent of the issued and outstanding shares of Class A Common Stock of the Corporation, then and in such event, and, in accordance with Nasdaq Rule 5635(d), at the next annual meeting of its shareholders, which the Corporation is obligated to hold annually under the Nasdaq Rules, the Corporation shall, among other things, submit for shareholder vote at such meeting, resolutions to approve, adopt, and ratify the issuance of the shares of Class A Common Stock upon conversion of the Series C Preferred Stock and Series B Preferred Stock (the "***Required Shareholder Approvals***"). In the event that for any reason, the requisite holders of a majority of the issued and outstanding shares of Class A Common Stock of the Corporation do not provide such Required Shareholder Approvals, then and in such event and for so long as such Required Shareholder Approval remains ungranted, the Series C Preferred Stock and the Series B Preferred Stock shall no longer be subject to optional or mandatory conversion into Conversion Shares, but shall be subject to redemption at the option of the Holders in accordance with Section 11 below.

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on November 12, 2020.

BOXLIGHT CORPORATION

By: Michael Pope

Name: Michael Pope

Title: Chief Executive Officer